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                                                                    EXHIBIT 99.2

             [United States Food and Drug Administration Letterhead]

La Jolla Pharmaceutical Company
Attention:  Lisa I. Koch
6455 Nancy Ridge Drive
San Diego, CA  92121

Dear Ms. Koch:

Please refer to your new drug application (NDA) dated December 14, 2003, received December 16, 2003, submitted under section 505(b) of the Federal Food, Drug, and Cosmetic Act for Riquent (abetimus sodium) 50 mg/ml Injection.

We acknowledge receipt of your submissions dated December 14, 2003 and January 8, 22, February 6, March 2, 15 (two), 19, 24, 30, April 2, 5 (two), 9, 13 (two),
15, 28, May 28, June 8, 11, 15, 17, 24 (two), 25, 29, 30, July 6, 13, 20, 21
(two), 22, August 2, 4 (two), 11 (two), 12, 13, 18, 19 (two), 20 (three), 31,
(two), September 9, 10, 27, and October 1, 2004.

We have completed our review of this application, as amended, and it is approvable. Before the application may be approved, however, it will be necessary for you to address the following concerns:

   Your study 90-05 was designed to show a clinical benefit (delayed time to renal flare) associated with treatment, but it failed to do so. An unplanned analysis of patients with high affinity antibodies to dsDNA appeared to show benefit, leading to study 90-09, designed to study benefit in that high affinity subgroup. Study 90-09 also failed to show benefit, thus failing to support the hypothesis raised by the subgroup analysis in study 90-05. Whether these results indicate that the hypothesis that lowering anti-dsDNA antibodies slows disease progression is wrong or that the effect was too small to affect disease progression cannot yet be known. Only another, better powered outcome trial, perhaps with a larger dose, will resolve this issue. The combined analysis of the high affinity subgroup of study 90-05 and study 90-09 is not a credible analysis as it is driven by the retrospective analysis of study 90-05.

   To gain approval, you will need to conduct a further randomized, double-blind study that successfully distinguishes abetimus from placebo on an endpoint of clinical benefit, such as time to renal flare. Your ongoing clinical study (90-14) would appear to satisfy this requirement, although we think that it could be valuable to learn more about the dose-response for the effect of abetimus on antibody titer before carrying out a large clinical trial of long duration.

Because a description of the drug's effects and proper use are yet to be determined, at this time, we are deferring comments on labeling.

In addition, we have the following request:
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   We remind you that before we can establish a definitive expiration dating period for the drug product, you should develop a more sensitive stability indicating analytical method for the drug product.

Within 10 days after the date of this letter, you are required to amend this application, notify us of your intent to file an amendment, or follow one of your other options under 21 CFR 314.110. If you do not follow one of these options, we will consider your lack of response a request to withdraw the application under 21 CFR 314.65. Any amendment should respond to all the deficiencies listed. We will not process a partial reply as a major amendment nor will the review clock be reactivated until all deficiencies have been addressed.

Under 21 CFR 314.102(d), you may request an informal meeting or telephone conference with this division, the Division of Cardio-Renal Drug Products, to discuss what steps need to be taken before the application may be approved.

The drug product may not be legally marketed until you have been notified in writing that this application is approved.

If you have questions, please contact:

      Dianne C. Paraoan
      Regulatory Health Project Manager
      (301) 594-5308

                                    Sincerely,

                                    /s/ Robert Temple, M.D.
                                    Robert Temple, M.D.
                                    Director
                                    Office of Drug Evaluation I
                                    Center for Drug Evaluation and Research